Exhibit 2.2

Exectution Version

SUBSCRIPTION AGREEMENT

FOR

SERIES A NON-VOTING NON-CONVERTIBLE PERPETUAL PREFERRED STOCK

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of January 25, 2017, and is made by and between WGL Holdings, Inc., a Virginia corporation (the “Company”) and AltaGas Ltd., a Canadian corporation (“Parent” and collectively with the Company, the “Parties”).

RECITALS:

WHEREAS, in accordance with the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and Wrangler Inc., a Virginia corporation and indirect wholly owned subsidiary of Parent (the “Merger Agreement”), Parent wishes to subscribe for (or cause one of its direct or indirect wholly-owned Subsidiaries to subscribe for), and the Company wishes to issue to Parent (or such direct or indirect wholly-owned Subsidiary), shares of Series A Non-Voting Non-Convertible Perpetual Preferred Stock, no par value, to be issued by the Company (the “Preferred Shares”), at a price per Preferred Share equal to the Issue Price (as defined below), pursuant to the terms and subject to the conditions set forth below; and

WHEREAS, the Parties agree that the transactions contemplated by this Agreement are being entered into solely as an inducement for the Parties to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Equity Cap” means 15,000 Preferred Shares.

“Agreement” has the meaning given in the Preamble.

“Business Day” means any day which is not a Saturday, Sunday or other day on which the U.S. Securities and Exchange Commission or banks in the City of New York, the City of Toronto or the City of Calgary are authorized or required to be closed.

“Articles of Designation” has the meaning given in Section 4.1(e).

“Closing” has the meaning given in Section 2.2(b).

“Closing Date” has the meaning given in Section 2.1(b).

“Company” has the meaning given in the Preamble.

“Company Material Adverse Effect” has the meaning given in the Merger Agreement.

“Contract” has the meaning given in Section 3.1(c).

“e-mail” has the meaning given in Section 5.1.

“Encumbrances” has the meaning given in the Merger Agreement.

“End Date” has the meaning given in Section 5.13.

“Fiscal Quarter End” means December 31, March 31, June 30 and September 30 of each year.

“Forecast” has the meaning given in Section 2.1(a).

“Governmental Authority” means any court, governmental bodies (including, but not limited to, federal, state, local, tribal or foreign governmental bodies), regulatory or administrative agency or commission or other governmental authority body, entity or instrumentality, domestic or foreign.

“Incremental Equity Cap” means 5,000 Preferred Shares.

“Issue Price” means $10,000.

“knowledge” has the meaning given in the Merger Agreement.

“Law” means any law, rule, regulation, directive, ordinance, code, statute, governmental determination, Order (as such term is defined in the Merger Agreement), treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law.

“Merger Agreement” has the meaning given in the Recitals.

“Organizational Documents” has the meaning given in the Merger Agreement.

“Outside Date” has the meaning given in the Merger Agreement (as such date may be extended in accordance with the Merger Agreement).

“Parent” has the meaning given in the Preamble.

“Parties” has the meaning given in the Preamble.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, other entity or any group (as defined in the Exchange Act) comprised of two or more of the foregoing.

“Preferred Shares” has the meaning given in the Recitals.

“Ratio” means the Company’s consolidated debt to total capitalization ratio (determined in accordance with that certain Credit Agreement, dated as of February 18, 2016 among the Company, as borrower, U.S. Bank National Association, as administrative agent, TD Bank, N.A., as syndication agent, Branch Banking and Trust Company, as documentation agent, and the lenders party thereto, as such agreement is in effect as of the date hereof), expressed as a percentage.

“Ratio Compliance Amount” has the meaning given in Section 2.1(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a limited partnership or a limited liability company with one or more managing members, more than 50% of the general partnership interests or the managing member interests) are owned by such Party or one or more Subsidiaries of such Party. For the avoidance of doubt, the Company Joint Ventures (as defined in the Merger Agreement) are not Subsidiaries of the Company.

ARTICLE II

SUBSCRIPTION

Section 2.1 Subscription.

(a) Delivery of Quarterly Ratio Forecast. From the date hereof until the End Date, the Company shall deliver to Parent, not more than sixty (60) nor less than forty-five (45) days prior to each Fiscal Quarter End, a forecast of the Ratio (in substantially the form attached hereto as Exhibit A) as of such Fiscal Quarter End (the “Forecast”) prepared by the Company in good faith. For the avoidance of doubt, the Company is only required to deliver to Parent one Forecast per fiscal quarter. Each Forecast shall contain a calculation, in accordance with the methodology set forth on Exhibit A, of the amount of Preferred Shares necessary (rounded up to the nearest $1,000,000), if any, to result in the Ratio indicated in such Forecast to be equal to 62%, calculated on a pro forma basis after giving effect solely to the receipt of proceeds resulting from the issuance of Preferred Shares (such amount, the “Ratio Compliance Amount”). For the avoidance of doubt, the Company shall not be obligated to provide a Forecast for a Fiscal Quarter End after the End Date.

(b) Subscriptions. Subject to Section 2.3, beginning with the Fiscal Quarter End dated December 31, 2017, in the event that a Forecast indicates a Ratio in excess of 62%, the Company agrees to sell and issue a number of Preferred Shares equal to the quotient obtained by dividing (x) the applicable Ratio Compliance Amount by (y) the Issue Price, on the date thirty (30) days prior to the Fiscal Quarter End, unless otherwise mutually agreed by the Parties (each such date, a “Closing Date”). Subject to Section 2.3, Parent agrees to, or to cause one of its direct or indirect wholly-owned Subsidiaries to, purchase and pay for each such Preferred Share at a price per Preferred Share equal to the Issue Price on any such Closing Date. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent and its direct or indirect wholly-owned Subsidiaries collectively be required to subscribe for or purchase more than (i) the Aggregate Equity Cap in total, or (ii) the Incremental Equity Cap on any Closing Date. The Preferred Shares purchased by Parent (or one of its direct or indirect wholly-owned Subsidiaries) on each Closing Date shall be (x) registered in the name of such purchaser on the books of the Company (reflecting that such purchaser is the original subscriber for the Preferred Shares and received the Preferred Shares upon original issuance) and (y) delivered or caused to be delivered to such purchaser in the form of one or more stock certificates representing the Preferred Shares. For the avoidance of doubt, neither Parent nor any of its direct or indirect wholly-owned Subsidiaries shall have any obligation to purchase any Preferred Shares after the End Date.

Section 2.2 Closing Mechanics.

(a) On each Closing Date, against receipt from Parent or one of its direct or indirect wholly-owned Subsidiaries of the full Issue Price in respect of the Preferred Shares to be purchased on such Closing Date pursuant to Section 2.1(b) (which shall be paid to the Company account and in the manner described in Section 5.5), the Company shall issue to Parent (or its applicable direct or indirect wholly-owned Subsidiary) the amount of the Preferred Shares to be purchased on such Closing Date pursuant to Section 2.1(b), registered in the name of Parent (or its applicable direct or indirect wholly-owned Subsidiary), free from all Encumbrances (except for such Encumbrances as may be provided under the Securities Act or any transfer restrictions set forth in the Organizational Documents of the Company).

(b) The closing for each purchase of Preferred Shares pursuant to Section 2.1(b) (each, a “Closing”) shall be held at the offices of Kirkland & Ellis LLP, located at 655 Fifteenth St, N.W., Washington, D.C. 20005 (or at such other place as may be agreed by the Parties), on the applicable Closing Date. If any Closing would otherwise occur pursuant to Section 2.1(b) on a day that is not a Business Day, such Closing, and the related Closing Date, shall be postponed until the first Business Day following such non-Business Day.

(c) All proceedings to be taken and all documents to be executed and delivered by any Party at a Closing shall be deemed to have been taken and executed and delivered simultaneously at such Closing, and no proceedings shall be deemed taken nor any documents executed or delivered at such Closing until all have been taken, executed and delivered.

Section 2.3 Conditions Precedent.

(a) The obligation of the Company to consummate each Closing shall be subject to the following conditions:

(i) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on the applicable Closing Date.

(ii) Compliance with Law. No applicable Law or requirement of any Governmental Authority of competent jurisdiction shall be in effect on the applicable Closing Date which prohibits, restrains or invalidates the consummation of any of the transactions contemplated by this Agreement.

(iii) Merger Agreement. The Merger Agreement shall be in full force and effect, and shall not have been terminated in accordance with its terms.

(iv) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the applicable Closing Date, confirming that the condition set forth in Section 2.3(a)(i) have been satisfied.

(b) The obligation of Parent to consummate each Closing shall be subject to the following conditions:

(i) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the applicable Closing Date.

(ii) Compliance with Law. No applicable Law or requirement of any Governmental Authority of competent jurisdiction shall be in effect on the applicable Closing Date which prohibits, restrains or invalidates the consummation of any of the transactions contemplated by this Agreement.

(iii) Merger Agreement. (A) The Merger Agreement shall be in full force and effect, and shall not have been terminated in accordance with its terms and (B) the Company shall not be in material breach of Section 4.1(b)(i), (ii), (iv), (v), (vii) or (ix) through (xiv) of the Merger Agreement in such a manner that would reasonably be expected to give rise to a failure of any condition to the obligations of Parent to consummate the Merger (as defined in the Merger Agreement) as set forth in Article VI of the Merger Agreement and Parent has provided written notice of such breach to the Company identifying in reasonable detail the basis for such determination.

(iv) Articles of Designation. The Articles of Designation shall have been filed with the Virginia State Corporation Commission and the Company has provided Parent a copy.

(v) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the applicable Closing Date, confirming that the conditions set forth in Section 2.3(b)(i) and Section 2.3(iii)(B) have been satisfied.

(c) In the event Parent is obligated to purchase (or to cause one of its direct or indirect wholly-owned Subsidiaries to purchase) Preferred Shares in accordance with this Article II, and all conditions set forth in Section 2.3(b) have been satisfied or waived in accordance with this Agreement, and Parent fails to purchase (or cause one of its direct or indirect wholly-owned Subsidiaries to purchase) the Preferred Shares which it (or its direct or indirect wholly-owned Subsidiary) is obligated to purchase on the applicable Closing Date, notwithstanding anything to the contrary herein, in the Articles of Designation or in the Merger Agreement, the Company shall be permitted to (i) issue, sell, deliver or grant shares of its capital stock or other equity interests, or any securities or rights convertible, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests of, the Company to any Person, or (ii) enter into any agreement to do the foregoing, in each case, which shall provide aggregate proceeds to the Company equal to the applicable Ratio Coverage Amount on commercially available market terms (as such terms and their availability are determined by the Board of Directors of the Company in good faith).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. On the date hereof and each Closing Date, the Company represents and warrants to Parent that:

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to Creditor’s Rights (as defined in the Merger Agreement).

(c) The execution, delivery and performance of this Agreement by the Company do not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”), not otherwise terminable by the other party thereto on ninety (90) days’ or less notice without penalty, that is binding upon the Company or (iii) a violation of any Law to which the Company is subject, except, in the case of clause (ii) or (iii) of this Section 3.1(c), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(d) No action or proceeding of or before any court or administrative tribunal has been commenced or (to the Company’s knowledge) is threatened that would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

(e) The Preferred Shares being purchased at such Closing have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights.

Section 3.2 Representations and Warranties of Parent. On the date hereof and each Closing Date, Parent represents and warrants to the Company that:

(a) Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(b) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to Creditor’s Rights.

(c) The execution, delivery and performance of this Agreement by Parent do not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any material Contract binding upon Parent or (iii) a violation of any Law to which Parent is subject, except, in the case of clause (ii) or (iii) of this Section 3.2(c), for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(d) No action or proceeding of or before any court or administrative tribunal has been commenced or (to Parent’s knowledge) is threatened that would reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement.

(e) Parent is an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE IV

ACKNOWLEDGMENTS

Section 4.1 Acknowledgments. Parent understands, agrees and acknowledges the following:

(a) It has sufficient knowledge, skill, experience and professional advice to make its own evaluation of the merits and risks of investment in the Preferred Shares and is not relying on the views, advice or recommendations of the Company or any of its Affiliates in that regard and has been given the opportunity to conduct its own investigation regarding the Company and to ask such questions and receive such information concerning the Company as it has deemed necessary or advisable to make its investment decision. Parent confirms that neither the Company nor its Affiliates has (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Preferred Shares or (ii) other than as set forth in Section 3.1, made any representation to Parent regarding the legality of an investment in the Preferred Shares under applicable legal investment or similar laws or regulations, and Parent, together with its professional advisers, has considered the suitability of the Preferred Shares as an investment in light of its own circumstances and financial condition and Parent is able to bear the risks associated with an investment in the Preferred Shares. THE PURCHASE OF THE PREFERRED SHARES INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.

(b) The subscription of the Preferred Shares by Parent will be for its and its Affiliates own account.

(c) It is not acquiring the Preferred Shares with a view to distribution thereof or with any present intention of offering or selling the Preferred Shares or any interest therein except as otherwise provided or permitted by this Agreement.

(d) The Preferred Shares have not been and will not be registered under the Securities Act, and, the Preferred Shares may not be offered, reoffered, sold, assigned, transferred, pledged, encumbered, hypothecated, granted or otherwise disposed of other than as set forth in the following sentence. The Preferred Shares are non-transferrable, except as expressly permitted pursuant to Section 19 of the Articles of Designation, as the same may be amended from time to time. Any transfer or purported transfer of Preferred Shares in violation of this Section 4.1(d) shall be null, void and of no effect.

(e) It has received, reviewed and had the opportunity to comment on the articles of serial designation for the Preferred Shares (in the form attached hereto as Exhibit B, the “Articles of Designation”), and is aware of (i) the limited nature of the Preferred Share privileges and rights set forth therein (including that holders of Preferred Shares only vote, and that the Preferred Shares may only be redeemed, as set forth in the Articles of Designation) and (ii) the qualifications, limitations or restrictions on the Preferred Shares set forth therein;

(f) Each of the share certificates representing the Preferred Shares shall bear, and shall be subject to the restrictions indicated in, the following legend:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER, THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SERIES A PREFERRED STOCK IS NON-TRANSFERRABLE, EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO SECTION 19 OF THE ARTICLES OF DESIGNATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. EXCEPT AS SET FORTH ABOVE, NO HOLDER MAY OFFER, REOFFER, SELL, ASSIGN TRANSFER, PLEDGE, ENCUMBER, HYPOTHECATE, GRANT OR OTHERWISE DISPOSE OF ANY OF THE SHARES OF SERIES A PREFERRED STOCK, AND NO HOLDER SHALL ENTER INTO ANY AGREEMENT TO DO ANY OF THE FOREGOING. ANY TRANSFER OR PURPORTED TRANSFER OF SERIES A PREFERRED STOCK IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL, VOID AND OF NO EFFECT.”

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. Any notice or communication to any Party hereunder shall be in writing and shall be deemed to be given and received (a) upon receipt if delivered by hand or nationally recognized overnight courier service, (b) upon receipt of an appropriate electronic answerback or confirmation when delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) upon receipt of electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received) or (d) two (2) Business Days after the date of mailing by registered or certified mail (return receipt requested), postage prepaid, to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

If to Parent:

AltaGas Ltd.

1700, 355 – 4th Ave. S.W.

Calgary, AB

Canada T2P 0J1

Attention: Treasurer; General Counsel

Email: GC@altagas.ca

Fax: (403) 691-7508

With a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Keith R. Fullenweider & Jeffery B. Floyd

E-mail: KFullenweider@velaw.com and JFloyd@velaw.com

Fax: (713) 615-5956

If to the Company:

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Attention: Leslie T. Thornton, Senior Vice President, General Counsel & Corporate Secretary

Email: leslie.thornton@washgas.com

Fax: (202) 842-2880

with a copy to:

Kirkland & Ellis LLP,
655 Fifteenth St, N.W.
Washington, D.C. 20005

Attention:	George P. Stamas
Andrew Calder
Alexander D. Fine

Email:	gstamas@kirkland.com
andrew.calder@kirkland.com
alexander.fine@kirkland.com
Fax: (202) 879-5200

Section 5.2 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, except that Parent shall be permitted to assign its obligation to purchase Preferred Shares to any of its direct or indirect wholly-owned Subsidiaries provided that Parent shall take all action necessary to cause such Subsidiary to perform promptly its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 5.2 shall be null and void.

Section 5.3 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

(a) This Agreement and all actions, proceedings, or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

(b) Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5.3 in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.1. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.3(d).

Section 5.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision in invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.5 Payment Methods. All payments to be made to the Company pursuant to this Agreement shall be made in U.S. dollars in immediately available funds to the account specified by the Company.

Section 5.6 Entire Agreement. This Agreement, together with the Merger Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule (as such terms are defined in the Merger Agreement)), the Confidentiality Agreement (as such term is defined in the Merger Agreement, and any other documents and instruments entered into pursuant thereto), and the Articles of Designation and any other documents and instruments entered into pursuant hereto, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE MERGER AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 5.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile, e-mail or other customary means of electronic transmission (e.g., “pdf”) shall be deemed effective as the delivery of a manually executed counterpart hereof.

Section 5.8 Further Assurances. From time to time after the date hereof, each Party hereto shall execute and deliver, or cause to be executed and delivered, such documents to any other Party hereto as such other Party shall reasonably request in order to give full effect to the transactions contemplated by this Agreement.

Section 5.9 Modification or Amendment. Subject to the provisions of the applicable Laws, the Parties may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective Parties.

Section 5.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.11 Specific Performance. The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled in addition to, and not in limitation of, any other remedy that may be available to it whether in law or equity including monetary damages, to seek and obtain in the courts contemplated by Section 5.3 (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each Party further agrees not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 5.11 are an integral part of the transactions contemplated hereby and that, without these agreements, the other Party would not enter into this Agreement.

Section 5.12. Extension; Waiver. Any Party may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or covenants contained herein or waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any extension, waiver or any consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

Section 5.13. Termination. This Agreement shall terminate and be of no further force and effect on the earliest to occur of (a) the issuance of the Aggregate Equity Cap, (b) the Effective Time (as defined in the Merger Agreement), (c) a termination of the Merger Agreement pursuant to Article VII thereof and (d) the Outside Date (such date, the “End Date”); provided that such termination shall not relieve a Party from such Party’s responsibilities in respect of any breach of this Agreement prior to such termination.

Section 5.14 Interpretation; Construction.

(a) Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Articles, Sections and clauses refer to the corresponding Articles, Sections and clauses of this Agreement unless expressly provided otherwise. The headings appearing at the beginning of any Articles, Sections or clauses of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, or clauses and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this clause” and words of similar importance, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to any Person include the successors and permitted assigns of that Person. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Unless the context otherwise requires, all references to a specific time shall refer to Washington, D.C. time. References to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under such statute) and references to any section of any Law include any successor to such section, unless otherwise specifically indicated. Unless the context otherwise requires, all references to days means calendar days. Unless otherwise specifically indicated, any reference herein to “dollar(s)” or “$” means U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WGL HOLDINGS, INC.

By:	/s/ Terry D. McAllister
Name:	Terry D. McAllister
Title:	Chairman / Chief Executive Officer

ALTAGAS LTD.

By:	/s/ David M. Harris
Name:	David M. Harris
Title:	President and Chief Executive Officer

[Signature Page to the Series A Non-Voting Non-Convertible Perpetual Preferred Shares Subscription Agreement]

EXHIBIT A

FORM OF RATIO FORECAST AND RATIO COMPLIANCE CALCULATION

[See Attached.]

WGL Holdings, Inc. and Subsidiaries

Forecast Ratio of Consolidated Financial

Indebtedness to Consolidated Total Capitalization

Period As of

($000, Except Ratios)

Short Term Debt
Current Maturities of Long Term Debt
Long Term Debt

Total Consolidated Debt	$—

Common Shareholders’ Equity
Non-Controlling Interest
Preferred Stock

Total Capitalization	$—

Ratio of Consolidated Debt to Total Capitalization

Ratio for Compliance Minimum	62.0%

Excess (Shortage)

Compliance Amount Required	$—

Ratio after Compliance Amount Added:

EXHIBIT B

ARTICLES OF DESIGNATION

[See Attached.]

Form

ARTICLES OF DESIGNATION

OF

SERIES A NON-VOTING NON-CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

WGL HOLDINGS, INC.

Pursuant to Section 13.1-639 of the

Virginia Stock Corporation Act

WGL Holdings, Inc., a Virginia corporation (the “Company”), hereby certifies that:

1. The Articles of Incorporation of the Company (the “Articles of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at one hundred and twenty million (120,000,000) shares of common stock, no par value, and three million (3,000,000) shares of preferred stock, no par value.

2. The Articles of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) the authority to fix, in whole or in part, the preferences, limitations and relative rights, within the limits set by law, of a series of shares within a class before the issuance of any shares of that series.

3. The following resolution was adopted by action duly taken by the Board of Directors on [●][●], 201[●]:

RESOLVED, that, pursuant to Article Third, Section C, of the Articles of Incorporation, the Board of Directors hereby authorizes the issuance of the Preferred Stock and the designation, preferences, rights and limitations of the shares of such Preferred Stock as set forth in the articles of designation establishing the Preferred Stock (the “Articles of Designations”):

Section 1. Designation.

The designation of the series of preferred stock shall be “Series A Non-Voting Non-Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2. Number of Shares.

The number of authorized shares of Series A Preferred Stock shall be [●].1 Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. That

[1]	Note: Not to exceed 15,000.

number from time to time may be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof and by the filing of articles of designation pursuant to the provisions of the Virginia Stock Corporation Act stating that such reduction has been so authorized. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any day which is not a Saturday, Sunday or other day on which the U.S. Securities and Exchange Commission or the banks in the City of New York are authorized or required to be closed.

“Common Stock” means the common stock of the Company, no par value, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” has the meaning set forth in Section 4(a).

“Dividend Record Date” has the meaning set forth in Section 4(a).

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and, if applicable, any transfer agent, registrar and paying agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Liquidation Preference Amount” means $10,000.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 25, 2017, by and among the Company, AltaGas Ltd., a Canadian corporation (“Parent”), and Wrangler Inc., a Virginia corporation and indirect wholly-owned subsidiary of Parent.

“Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, other entity or any group (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) comprised of two or more of the foregoing.

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“Redemption Amount” has the meaning set forth in Section 6(b).

“Redemption Date” has the meaning set forth in Section 6(b).

“Redemption Deadline” means the date six months after the Redemption Date.

“Redemption Event” has the meaning set forth in Section 4(a).

“Redemption Price” has the meaning set forth in Section 6(b).

“Senior Stock” means any class or series of stock of the Company hereafter authorized which has preference or priority over the Series A Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Series A Preferred Stock” has the meaning set forth in Section 1.

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, cumulative, non-participating cash dividends on the Liquidation Preference Amount per share of Series A Preferred Stock at the rate per annum specified below, and no more, payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year for the applicable Dividend Period; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the immediately preceding Dividend Payment Date (or if there has been no prior full fiscal quarter, the applicable date of issuance of such Series A Preferred Stock) to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue daily on the Liquidation Preference Amount per share (as from the date on which a Holder acquires such share of Series A Preferred Stock until any redemption pursuant to Section 6 (each, a “Redemption Event”) at a rate per annum equal to 3.0% (three percent). If, on any Dividend Payment Date, the Company fails to pay dividends in respect of the Series A Preferred Stock equal to all dividends on the Series A Preferred Stock accrued but unpaid as of such date, the accrued but unpaid dividends on the Series A Preferred Stock shall nonetheless accumulate and compound (at a rate per annum equal to 3.0% (three percent)) on such Dividend Payment Date and shall remain accumulated, compounding dividends at such 3.0% rate, until paid pursuant hereto. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, or any duly authorized committee thereof, that is not more than thirty (30) nor less than ten (10) calendar days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30 day months.

(b) Priority of Dividends. Except as otherwise set forth in Section 6.3(d), neither the declaration nor the paying by the Company of, nor the failure by the Company to declare or pay, dividends to the Holders

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of the Series A Preferred Stock shall be a pre-condition to, prohibit or otherwise have any effect on, the declaration or payment of any dividend in respect of any Senior Stock, Junior Stock or Parity Stock or any other class or series of authorized stock of the Company.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up, if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets. For purposes of this Section 5, unless waived by Holders of a majority of the shares of Series A Preferred Stock and other than the Merger contemplated by the Merger Agreement, (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, and (ii) the merger, consolidation or any other business combination transaction of the Company into or with any other Person or the merger, consolidation or any other business combination transaction of any other Person into or with the Company shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors, or any duly authorized committee thereof, may, at any time, redeem out of funds legally available therefor, in whole or in part, the shares of Series A Preferred Stock at such time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon.

(b) Mandatory Redemption. Upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to Article VII thereof and (ii) July 23, 2018 (such earlier date, the “Redemption Date”), the Company shall redeem out of funds legally available therefor, at any time on or prior to the Redemption Deadline, all of the shares of Series A Preferred Stock at such time outstanding, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and

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accumulated dividends thereon (the “Redemption Price” and the aggregate Redemption Price for all outstanding shares of Series A Preferred Stock on the Redemption Date, the “Redemption Amount”). On the date of such redemption, the Company shall pay to each Holder of Series A Preferred Stock the Redemption Price with respect to each share of Series A Preferred Stock held by such Holder in cash to an account designated by such Holder.

(c) Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 6(a) shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least five (5) Business Days and not more than thirty (30) calendar days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state:

(i)	the redemption date;

(ii)	the number of shares of Series A Preferred Stock to be redeemed;

(iii)	the redemption price;

(iv)	the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v)	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(d) Failure to Redeem. In the event that the Company is required to redeem all of the outstanding shares of Series A Preferred Stock pursuant to Section 6(b) and the Company fails to redeem such shares or pay the Redemption Amount on or prior to the Redemption Deadline, the Company may not declare or pay any dividend in respect of any Senior Stock, Junior Stock or Parity Stock or any other class or series of authorized stock of the Company until such failure to redeem or pay the Redemption Amount has been remedied in full, together with any interest and expenses payable with respect thereto.

Section 7. Conversion Rights.

Series A Preferred Stock shall not be convertible into Senior Stock, Junior Stock or any other security, and does not have any conversion rights.

Section 8. Voting Rights.

(a) Except as otherwise provided in Section 8(b) hereof or as otherwise required by law, the holders of Series A Preferred Stock shall have no right or power to vote on any matter submitted to a vote of stockholders.

(b) The Company shall not (by amendment, merger, consolidation or otherwise), without the prior approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, (i) increase the authorized number of shares of Series A Preferred Stock, (ii) amend or repeal the Articles of Incorporation (including this Articles of Designation) in any manner which adversely affects the rights, preferences or voting powers of the Series A Preferred Stock or (iii) issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of Senior Stock or Parity Stock, other than the issuance of Senior Stock or Parity Stock if the proceeds received therefrom are contemporaneously used by the Company to redeem all of the

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outstanding shares of Series A Preferred Stock pursuant to Section 6, except, in each case, the issuance of any capital stock of the Company as expressly permitted by Section 2.3(c) of the Subscription Agreement, dated as of January 25, 2017, by and between the Company and Parent, and the filing of any Articles of Designation with respect thereto, if applicable.

Section 9. Preemption.

The Holders shall not have any rights of preemption.

Section 10. Rank.

Notwithstanding anything set forth in the Articles of Incorporation or this Articles of Designation to the contrary (other than as set forth in Section 8 hereof), the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue shares of Junior Stock, Parity Stock or Senior Stock.

Section 11. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, or any other duly authorized committee thereof, may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent.

Section 12. Unissued or Reacquired Shares.

Shares of Series A Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 13. No Sinking Fund.

Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

Section 14. Transfer Agent, Registrar and Paying Agent.

The Company shall be the initial transfer agent, registrar and paying agent for the Series A Preferred Stock and may, at its discretion, appoint a substitute, transfer agent, registrar or paying agent, provided that the Company provides notice of such substitution by first-class mail, postage prepaid, to the Holders.

Section 15. Replacement Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 16. Transfer Taxes.

The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or certificates representing such shares. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred

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Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Section 17. Notices.

Any notice or communication to any Party hereunder shall be in writing and shall be deemed to be given and received (a) upon receipt if delivered by hand or nationally recognized overnight courier service, or (b) two (2) Business Days after the date of mailing by registered or certified mail (return receipt requested), postage prepaid, to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder: (i) if to the Company, to its office at 101 Constitution Avenue, N.W., Washington, D.C. 20080 (Attention: Corporate Secretary) or other agent of the Company designated as permitted by these Articles of Designation or (ii) if to any Holder, to the address for such Holder on the Company’s records.

Section 18. Derivative Actions.

The shares of Series A Preferred Stock shall not confer upon its Holders any right to bring derivative actions against or on behalf of the Company.

Section 19. Restrictions On Transfer.

The Series A Preferred Stock is non-transferrable, except (a) the Holder may transfer any shares of Series A Preferred Stock to any of its direct or indirect wholly-owned Subsidiaries, provided it has provided notice to the Company of such transfer and the transferee in accordance with Section 17 hereof, or (b) as expressly permitted pursuant to the redemption provisions of Section 6. Except as set forth above, no Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

Section 20. Other Rights.

The shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than as specifically set forth herein or in the Articles of Incorporation.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Articles of Designation has been executed on behalf of the Company by its [●] this [●] day of [●], 201[●].

WGL HOLDINGS, INC.

By:
Name:
Title:

8

Exhibit A

FORM OF

SERIES A NON-VOTING NON-CONVERTIBLE PERPETUAL PREFERRED STOCK

FACE OF SECURITY

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER, THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.

THE SERIES A PREFERRED STOCK IS NON-TRANSFERRABLE, EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO SECTION 19 OF THE ARTICLES OF DESIGNATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. EXCEPT AS SET FORTH ABOVE, NO HOLDER MAY OFFER, REOFFER, SELL, ASSIGN TRANSFER, PLEDGE, ENCUMBER, HYPOTHECATE, GRANT OR OTHERWISE DISPOSE OF ANY OF THE SHARES OF SERIES A PREFERRED STOCK, AND NO HOLDER SHALL ENTER INTO ANY AGREEMENT TO DO ANY OF THE FOREGOING. ANY TRANSFER OR PURPORTED TRANSFER OF SERIES A PREFERRED STOCK IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL, VOID AND OF NO EFFECT.

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Certificate Number	Number of Shares of Series A Preferred Stock

Series A Non-Voting Non-Convertible Perpetual Preferred Stock

(no par value)

(liquidation preference U.S. $10,000 per share)

of

WGL HOLDINGS, INC.

WGL Holdings, Inc., a Virginia corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable preferred shares of the Company designated the Series A Non-Voting Non-Convertible Perpetual Preferred Stock, no par value and a liquidation preference of U.S. $10,000 per share (the “Series A Preferred Stock”). The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to Section 19 of the Articles of Designation (as defined below). Except as set forth above, no Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Articles of Designation dated [●][●], 201[●] as the same may be amended from time to time (the “Articles of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Articles of Designation. The Company will provide a copy of the Articles of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Articles of Designation, which select provisions and the Articles of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Articles of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, this certificated has been executed on behalf of the Company by its [Title] this [    ] day of [            ], 201[    ].

WGL HOLDINGS, INC.

By:
Name:
Title:

10

REVERSE OF SECURITY

Dividends on each share of Series A Preferred Stock shall be payable at the rate provided in the Articles of Designation.

The shares of Series A Preferred Stock are not convertible into any other securities and bear no other conversion rights.

The shares of Series A Preferred Stock shall be redeemable at option of the Company in the manner and accordance with the terms set forth in the Articles of Designation.

The shares of Series A Preferred Stock are subject to mandatory redemption by the Company in the manner and accordance with the terms set forth in the Articles of Designation.

The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to Section 19 of the Articles of Designation. Except as set forth above, no Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

The shares of Series A Preferred Stock shall not have voting rights or consent rights on any matter except in each case as required by the laws of the Commonwealth of Virginia and as set forth in the Articles of Designation.

The shares of Series A Preferred Stock shall not confer upon its Holders any right to bring derivative actions against or on behalf of the Company.

The Company shall furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

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